Exhibit 99.1

IPG PHOTONICS ANNOUNCES THIRD QUARTER 2023 FINANCIAL RESULTS
Weak Industrial Demand and Lower E-mobility Sales in China Negatively Impacted Results
Gross Margin Improved to 44.1% Driven by Continued Focus on Manufacturing Costs and Efficiency
MARLBOROUGH, Mass. – October 31, 2023 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the third quarter ended September 30, 2023.

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions, except per share data and percentages)	2023	2022	Change	2023	2022	Change
Revenue	$301.4	$349.0	(14)%	$988.5	$1,096.0	(10)%
Gross margin	44.1%	43.1%		43.2%	45.1%
Operating income	$55.7	$93.2	(40)%	$203.2	$258.0	(21)%
Operating margin	18.5%	26.7%		20.6%	23.5%
Net income attributable to IPG Photonics Corporation	$55.0	$76.3	(28)%	$177.5	$202.8	(12)%
Earnings per diluted share	$1.16	$1.47	(21)%	$3.73	$3.93	(5)%

Management Comments
"We are navigating through a challenging capital investment cycle and our materials processing sales were impacted by weak global industrial demand and reduced investments in electric vehicle battery capacity in China. Nevertheless, we saw growth in welding applications outside of China, including handheld and e-mobility, and increased demand in 3D printing applications. Our medical sales also increased following an inventory adjustment by a large customer in the prior quarter," said Dr. Eugene Scherbakov, IPG Photonics' Chief Executive Officer. "We are seeing further adoption of laser welding technology and introduced products to explore new applications for our lasers, such as cleaning and drying, in order to unlock additional growth opportunities for IPG. Our gross margin continues to improve, despite lower revenue, as we focused on reducing costs, managing inventory and improving manufacturing efficiency."
Financial Highlights
Third quarter revenue of $301 million decreased 14% year over year. Changes in foreign exchange rates reduced revenue by approximately $6 million or 2%. Materials processing sales accounted for 88% of total revenue and decreased 15% year over year. The decline was due to lower revenue in cutting, welding and marking applications in China, partially offset by growth in 3D printing applications and higher handheld welder sales. Emerging growth products sales accounted for 42% of total revenue and were negatively impacted by lower sales to e-mobility applications in China and lower demand in solar cell manufacturing applications. Other applications sales decreased 1% year over year due to lower revenue in advanced and telecom applications.
Revenue in high power continuous wave (CW) lasers declined 22% year over year due to competition and lower demand in flat sheet cutting and reduced demand in welding applications due to the timing of projects. Sales of pulsed lasers declined 25% compared with the prior year due to lower demand in marking and solar cell manufacturing applications. By region, sales decreased 28% in China and 13% in North America, but increased 3% in Europe and 41% in Japan on a year-over-year basis.
Gross margin of 44.1% increased 100 basis points year over year. Earnings per diluted share (EPS) of $1.16 decreased 21% year over year. The gain on sale of the telecom business increased operating income by $22 million and benefited diluted EPS by $0.32 in the third quarter of 2022. Foreign exchange transaction gains increased operating income by $0.4 million and earnings per share by $0.01 in the third quarter. The effective tax rate in the quarter was 19%, benefiting from certain discrete items. During the third quarter, IPG generated $86 million in cash from operations and spent $26 million on capital expenditures and $46 million on share repurchases.

Exhibit 99.1
Business Outlook and Financial Guidance
“Third quarter book-to-bill was below one due to continued economic uncertainty which is impacting industrial demand in China and Europe; European customer activity and sentiment softened during the third quarter. General industrial demand in North America has held up better than expected, but many customers continue to predict a slowdown and are delaying purchase decisions, so our visibility is limited. At the same time, we remain optimistic that sales in China should recover with an increase in investment in EV battery capacity in 2024 and sales in the U.S. are likely to benefit from government investment and onshoring initiatives in the next several years," concluded Dr. Scherbakov.
For the fourth quarter of 2023, IPG expects revenue of $270 million to $300 million. The Company expects the fourth quarter tax rate to be approximately 20%, including certain discrete items. IPG anticipates delivering earnings per diluted share in the range of $0.80 to $1.10.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, trade policy changes and trade restrictions, the COVID-19 pandemic, product demand, order cancellations and delays, competition, tariffs, currency fluctuations and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports filed with the SEC, and assumes exchange rates relative to the U.S. dollar of euro 0.95, Russian ruble 97, Japanese yen 149 and Chinese yuan 7.18, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the unaudited Financial Data Workbook and Third Quarter 2023 Earnings Call Presentation available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, October 31, 2023 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
Eugene Fedotoff
Senior Director, Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to develop innovative laser solutions making the world a better place. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. IPG is headquartered in Marlborough, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

Exhibit 99.1
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to sales in China should recover with an increase in investment in EV battery capacity in 2024 and sales in U.S. are likely to benefit from government investment and onshoring initiatives in the next several years, revenue outlook, tax rate and earnings guidance, and the impact of the U.S. dollar on our guidance for fourth quarter of 2023. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 27, 2023) and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(In thousands, except per share data)
Net sales	$301,401	$349,006	$988,546	$1,096,008
Cost of sales	168,499	198,582	561,015	601,419
Gross profit	132,902	150,424	427,531	494,589
Operating expenses:
Sales and marketing	22,243	19,383	63,518	58,767
Research and development	24,708	25,436	70,990	89,494
General and administrative	30,958	33,813	90,746	97,888
Gain on divestiture	—	(21,748)	—	(21,748)
Impairment of long-lived assets	1,237	919	1,237	919
Restructuring charges (recoveries), net	(1,501)	—	(357)	—
(Gain) loss on foreign exchange	(449)	(541)	(1,798)	11,289
Total operating expenses	77,196	57,262	224,336	236,609
Operating income	55,706	93,162	203,195	257,980
Other income, net:
Interest income, net	11,569	3,625	28,366	4,732
Other income, net	545	301	1,161	683
Total other income	12,114	3,926	29,527	5,415
Income before provision of income taxes	67,820	97,088	232,722	263,395
Provision for income taxes	12,826	20,390	55,272	59,738
Net income	54,994	76,698	177,450	203,657
Less: net income attributable to non-controlling interests	—	434	—	853
Net income attributable to IPG Photonics Corporation	$54,994	$76,264	$177,450	$202,804
Net income attributable to IPG Photonics Corporation per share:
Basic	$1.16	$1.48	$3.75	$3.94
Diluted	$1.16	$1.47	$3.73	$3.93
Weighted average shares outstanding:
Basic	47,237	51,629	47,364	51,449
Diluted	47,388	51,737	47,536	51,626

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2023	2022
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$528,284	$698,209
Short-term investments	605,207	479,374
Accounts receivable, net	229,597	211,347
Inventories	479,829	509,363
Prepaid income taxes	32,538	40,934
Prepaid expenses and other current assets	45,005	47,047
Total current assets	1,920,460	1,986,274
Deferred income taxes, net	79,583	75,152
Goodwill	38,265	38,325
Intangible assets, net	28,056	34,120
Property, plant and equipment, net	581,970	580,561
Other assets	24,530	28,848
Total assets	$2,672,864	$2,743,280
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$16,031
Accounts payable	33,126	46,233
Accrued expenses and other current liabilities	174,517	202,764
Income taxes payable	12,066	9,618
Total current liabilities	219,709	274,646
Other long-term liabilities and deferred income taxes	69,204	83,274
Total liabilities	288,913	357,920
Commitments and contingencies
IPG Photonics Corporation equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 56,249,626 and 46,921,754 shares issued and outstanding, respectively, at September 30, 2023; 56,017,672 and 48,138,257 shares issued and outstanding, respectively, at December 31, 2022.	6	6
Treasury stock, at cost, 9,327,872 and 7,879,415 shares held at September 30, 2023 and December 31, 2022, respectively.	(1,097,537)	(938,009)
Additional paid-in capital	978,331	951,371
Retained earnings	2,753,966	2,576,516
Accumulated other comprehensive loss	(250,815)	(204,524)
Total IPG Photonics Corporation equity	2,383,951	2,385,360
Total liabilities and equity	$2,672,864	$2,743,280

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2023	2022
	(In thousands)
Cash flows from operating activities:
Net income	$177,450	$203,657
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	52,678	69,852
Impairment of long-lived assets and restructuring charges (recoveries), net	(486)	919
Provisions for inventory, warranty & bad debt	43,889	58,990
Gain on divestiture	—	(21,748)
Other	5,238	20,201
Changes in assets and liabilities that (used) provided cash, net of acquisitions:
Accounts receivable and accounts payable	(35,257)	39,680
Inventories	(20,736)	(148,959)
Other	(32,852)	(51,566)
Net cash provided by operating activities	189,924	171,026
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(85,256)	(84,552)
Proceeds from sales of property, plant and equipment	30,425	837
Purchases of short-term investments	(898,455)	(914,598)
Proceeds from short-term investments	789,844	1,355,883
Acquisitions of businesses, net of cash acquired	—	(2,000)
Proceeds from divestiture, net of cash sold	—	52,141
Other	446	(246)
Net cash (used in) provided by investing activities	(162,996)	407,465
Cash flows from financing activities:
Principal payments on long-term borrowings	(16,031)	(17,829)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	(432)	2,353
Purchase of treasury stock, at cost	(159,528)	(382,885)
Purchase of non-controlling interests	—	(2,500)
Net cash used in financing activities	(175,991)	(400,861)
Effect of changes in exchange rates on cash and cash equivalents	(20,862)	(17,461)
Net (decrease) increase in cash and cash equivalents	(169,925)	160,169
Cash and cash equivalents — Beginning of period	698,209	709,105
Cash and cash equivalents — End of period	528,284	869,274
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,110	$2,766
Cash paid for income taxes	$55,001	$83,771

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(In thousands)
Amortization of intangible assets:
Cost of sales	$564	$796	$1,692	$3,024
Sales and marketing	1,456	1,651	4,370	5,353
Total amortization of intangible assets	$2,020	$2,447	$6,062	$8,377

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(In thousands)
Cost of sales	$1,503	$2,961	$6,664	$9,234
Sales and marketing	1,362	1,191	4,045	3,709
Research and development	2,330	986	6,171	5,889
General and administrative	2,949	3,640	10,582	10,370
Total stock-based compensation	8,144	8,778	27,462	29,202
Tax effect of stock-based compensation	(1,772)	(1,894)	(6,016)	(6,279)
Net stock-based compensation	$6,372	$6,884	$21,446	$22,923

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(In thousands)
Excess tax benefit (detriment) on stock-based compensation	$(55)	$(114)	$(1,741)	$(2,254)